Exhibit 10.5












                             HANNAFORD BROS. CO.
                  NONQUALIFIED SAVINGS AND INVESTMENT PLAN

                         Effective January 1, 1998







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                                   PREAMBLE

    The purpose of the Plan is to provide employees with retirement benefits that would have been available under the Company's Savings and Investment Plan, but for the limitations on contributions and benefits under the Code. Participation in the Plan shall be limited to a select group of management or highly compensated employees within the meaning of ERISA. The Plan shall be effective January 1, 1998.


                                 ARTICLE I
                                DEFINITIONS

   1.1 "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

   1.2  "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.3 "Committee" shall mean the committee appointed by the Human Resources Committee of the Board to administer the Savings and Investment Plan.

   1.4  "Company" shall mean Hannaford Bros. Co.

   1.5  "Compensation" shall mean a Participant's compensation as defined in
 Article II of the Savings and Investment Plan, except that Compensation shall be determined without regard to the limit on the amount of compensation that may be taken into account under Code Section 401(a)(17) and shall include amounts deferred under this Plan.

   1.6 "Deferred Compensation Account" shall mean a bookkeeping account established in accordance with Section 2.3.

   1.7 "Disability" shall have the meaning given such term in the Savings and Investment Plan.

   1.8  "Effective Date" shall mean January 1, 1998.

   1.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   1.10 "Normal Retirement Age" shall have the meaning given such term in the Savings and Investment Plan.

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   1.11  "Participant" shall mean an employee of the Company or one of its subsidiaries who is a member of a select group of management employees, who is (or was in the preceding Plan Year) a "highly compensated employee" within the meaning of Code Section 414(q) and who is a participant in the Savings and Investment Plan.

   1.12 "Plan" shall mean the Hannaford Bros. Co. Nonqualified Savings and Investment Plan as set forth herein and as hereafter amended.

   1.13 "Plan Year" shall have the meaning given such term in the Savings and Investment Plan.

   1.14 "Savings and Investment Plan" shall mean the Hannaford Bros. Co. Savings and Investment Plan, as amended.

   1.15 "Year of Vesting Service" shall have the meaning given such term in the Savings and Investment Plan.


                                  ARTICLE II
                             DEFERRED COMPENSATION

   2.1 DEFERRAL ELECTION. A Participant may elect to defer for any Plan Year under this Plan the amount of Compensation, if any, that would have been deferred as elective contributions in accordance with the Participant's initial deferral election for such Plan Year under the Savings and Investment Plan, but for the limit on compensation under Code
 Section 401(a)(17), the nondiscrimination requirements of Code Section 401(k), the limit on elective deferrals under Code Section 402(g), and the limit on annual additions under Code Section 415.

   Once each Plan Year a Participant may elect to defer Compensation payable for services to be performed after the date of the deferral election. An election to defer shall be made by executing and delivering to the Committee a deferred compensation agreement in the form, attached hereto as EXHIBIT A, prescribed by the Committee. An election to defer Compensation shall continue in effect until the Participant terminates the election or ceases to be a Participant.

   A deferral election may not be modified within a Plan Year. A Participant may make a new deferral election on or before December 31 of any year to increase or decrease the amount of Compensation to be deferred during the following Plan Year and succeeding Plan Years. A Participant may terminate a deferral election at any time by providing to the Committee such written, telephonic or electronic notice of termination as the Committee may prescribe. Such notice shall specify the effective date, and deferrals shall cease as soon as practicable thereafter. Such notice shall not be effective with regard to amounts previously deferred. If a

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 Participant ceases to be a member of a select group of management or highly compensated employees, within the meaning of ERISA, his or her deferral election shall terminate, provided that the loss of such status shall not cause amounts previously deferred to become payable.

   A deferral election may not be made with respect to this Plan for any Plan Year unless the Participant makes a deferral election for such year under the Savings and Investment Plan. Termination or modification of a Participant's deferral election under the Savings and Investment Plan for any Plan Year shall terminate the Participant's deferral election for such year under this Plan. Any such termination under this Plan shall not be effective with respect to amounts previously deferred. All amounts deferred in accordance with this section shall be fully vested and nonforfeitable.

   2.2 MATCHING CONTRIBUTION. The Company shall make a matching contribution under this Plan on behalf of each Participant who defers Compensation hereunder with respect to any Plan Year for which a matching contribution is in effect under the Savings and Investment Plan. The amount of such contribution shall equal the matching contribution that would have been made pursuant to the formula for matching contributions then in effect under the Savings and Investment Plan (without regard to the nondiscrimination requirements of Code Section 401(m) and the limit on annual additions under Code Section 415) if the Compensation deferred hereunder had been an elective contribution to such plan.

   Matching contributions on behalf of a Participant shall be fully vested and nonforfeitable upon the Participant's completion of five (5) Years of Vesting Service, attainment of Normal Retirement Age, Disability or death. If a Participant terminates employment for any reason other than Disability or death, prior to completing five (5) Years of Vesting Service or attaining Normal Retirement Age, such contributions shall be forfeited as of the date employment terminates.

   2.3 ACCOUNT. The Company shall establish a Deferred Compensation Account for each Participant who defers Compensation under the Plan and shall adjust such account as follows:

        (a) At the end of each calendar month, credit the account with the amount deferred for such month and any related matching contribution; and

        (b)  As of the first day of each calendar month:

            (1) Debit the account by the amount, if any, paid to the Participant or his or her beneficiary during the preceding calendar month in accordance with the terms hereof; and

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            (2)  Credit the account with interest on the balance as of the first day of the preceding month, at a rate equal to the average rate of return for the Standard & Poors 500 Stock Index for the twenty
      (20) year period ending with the prior calendar year.

   The Committee shall provide each Participant with an account statement at least annually.

   2.4 INVESTMENT OF ACCOUNT. The Company shall be under no obligation to make any particular investment pursuant to the Plan.

                                 ARTICLE III
                                DISTRIBUTIONS

   3.1 FORM AND TIME. The vested portion of a Participant's Deferred Compensation Account shall be distributed in cash in the form of a lump sum. Unless distribution is made prior to termination of employment, payment shall be made to the Participant as soon as practicable following termination of employment and not later than the last business day of the calendar month following the month in which the Participant terminates employment, or January 31 of the calendar year following the calendar year in which the Participant terminates employment. Each Participant shall elect the time of payment in each deferred compensation agreement he or she executes pursuant to Section 2.1, and such election shall apply to all amounts deferred pursuant to such agreement and to any related matching contributions. A Participant may elect to receive a distribution as of January 31 of any calendar year prior to termination of employment, provided that such date is at least twelve (12) months after the date amounts are first deferred under the deferred compensation agreement. For purposes of this Plan, a termination of employment occurs on the date a Participant ceases to be employed by the Company or one of its subsidiaries and is no longer employed by any of them.

   In the event of a Participant's death, his or her Deferred Compensation Account shall be paid to the surviving spouse or designated beneficiary entitled to receive any death benefit payable with respect to the Participant under the Savings and Investment Plan. In the absence of such surviving spouse or designated beneficiary, the account shall be paid to the Participant's estate. Death benefits shall be paid in a cash lump sum as soon as practicable following a Participant's death and not later than the last business day of the calendar month following the month in which the Participant dies.

   Except as provided in Section 3.2, distribution shall be made under this Plan only on account of a Participant's retirement, death, Disability, or other termination of service, and no loans to Participants shall be permitted.

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   3.2  ACCELERATION BY COMMITTEE.  In the event a Participant suffers a severe financial hardship as a result of an unforeseeable emergency, the Committee may, in its discretion, accelerate payment of the Participant's Deferred Compensation Account to the extent necessary to eliminate such hardship. An "unforeseeable emergency" means a sudden and unexpected illness, accident, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.


                                ARTICLE IV
                              ADMINISTRATION

   4.1 ADMINISTRATIVE COMMITTEE. The Committee shall have complete discretionary authority to control and manage the operation and administration of the Plan and to construe Plan provisions. Subject to the provisions of the Plan, the Committee from time to time may establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

   4.2 ACTION BY COMMITTEE. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Any member of the Committee may participate in a meeting of the Committee through conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other. Any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

   4.3 DELEGATION. The Committee may authorize one or more of its members to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. The Committee may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

   4.4 Claims Procedure. If an application for a benefit ("claim") is denied by the Committee, the Committee shall give written notice of such denial to the applicant, by certified or registered mail, within 90 days after the claim was filed with the Committee; provided, however, that such 90-day period may be extended to 180 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the claim. Such denial shall set forth:

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        (a)  the specific reason or reasons for the denial;

        (b)  the specific Plan provisions on which the denial is based;

        (c) any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

        (d)  an explanation of the Plan's claim review procedure.

 Following receipt of such denial, the applicant or his or her duly authorized representative may:

        (a) request a review of the denial by filing a written application for review with the Committee within 60 days after receipt by the applicant of such denial;

        (b) review documents pertinent to the claim at such reasonable time and location as shall be mutually agreeable to the applicant and the Committee; and

        (c) submit issues and comments in writing to the Committee relating to its review of the claim.

   The Committee shall, after consideration of the application for review, render a decision and shall give written notice thereof to the applicant, by certified or registered mail, within 60 days after receipt by the Committee of the application for review; provided, however, that such 60 day period may be extended to 120 days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the application for review. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

   4.5 INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company.

                              ARTICLE V
                            MISCELLANEOUS

   5.1 AMENDMENT AND TERMINATION OF PLAN. The Company, through the Human Resources Committee of the Board, may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall affect the right of any Participant or his or her surviving spouse or designated beneficiary to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment.

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   5.2  EMPLOYEE STATUS.  Nothing contained herein shall confer upon any
 Participant the right to be retained in the service of the Company or any other right not expressly provided for herein, nor shall the existence of this Plan impair the right of the Company to discharge or otherwise deal with a Participant.

   5.3 FUNDING. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes the Company's mere promise to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company.

   5.4 ASSIGNMENT. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, claims of creditors, attachment, or encumbrance of any kind.

   5.5 TAXES. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made; provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.

   5.6 PLAN DOCUMENTS. Each Participant shall receive a copy of this Plan and the Committee shall make available for inspection by the Participant a copy of any rules and regulations adopted by the Committee in administering the Plan.

   5.7 GOVERNING LAW. This Plan is established under and shall be construed according to the laws of the State of Maine, except to the extent such laws may be preempted by ERISA.

   IN WITNESS WHEREOF, Hannaford Bros. Co. has caused this document to be
 executed by its duly authorized officer on this           day of
                             , 1997.


                                         HANNAFORD BROS. CO.



                                         By:
                                             Its